FOR IMMEDIATE RELEASE		August 3, 2017
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contacts:	Stefanie Layton (602) 250-4541 Chalese Haraldsen (602) 250-5643
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2017 SECOND-QUARTER RESULTS

•	Higher electricity usage and hotter-than-normal weather positively impact quarterly results

•	Operations and maintenance expenses lower versus a year ago due to fewer planned fossil plant outages

PHOENIX - Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders of $167.4 million, or $1.49 per diluted share of common stock, for the quarter ended June 30, 2017. This result compares with earnings of $121.3 million, or $1.08 per share, in the same 2016 period.

“Higher electricity usage as a result of hotter weather and continuing solid operational performance helped improve our quarterly earnings compared to the same period a year ago,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt, adding that the Phoenix metropolitan area experienced 26 days of 100 degrees or higher temperatures -
and 11 days above 110 degrees - during the month of June alone.

Arizona Public Service Co.’s customers also set an all-time record peak demand of 7,367 megawatts on June 20, eclipsing the previous record of 7,236 MW set in 2006.

Earlier this year, the U.S. Census Bureau announced that Phoenix had surpassed Philadelphia as America’s fifth-largest city and that Maricopa County was the nation’s fastest-growing county. Arizona’s housing construction is also on pace for its best year in a decade. Nonetheless, the company still projects 2017 full-year sales growth to be between 0 and 1 percent.

“Building permits are up, vacancy rates are down, and companies and workers are relocating to Arizona,” Brandt said. “We are supporting that growth with continued investments in a reliable, cleaner and smarter energy infrastructure.”

The 2017 second-quarter results comparison was positively influenced by the following major factors:

•
Lower operations and maintenance expenses increased results by $0.14 per share compared with the prior-year period. The lower expenses were largely the result of less planned fossil maintenance in the 2017 second quarter compared to a year ago. As previously indicated, the company anticipates further planned outages at the Four Corners Power Plant later this year to install added emission controls.

•
Higher retail electricity usage - excluding the effects of weather variations, but including the effects of customer conservation, energy efficiency programs and distributed renewable generation - improved results $0.10 per share. Weather normalized sales were 2.9 percent higher in the second quarter compared to 2016’s second quarter, while year-to-date sales were 0.1 percent higher than the first six months in 2016.

•
The absence of a 2016 FERC disallowance recorded in last year’s second quarter and higher transmission revenues in the 2017 second quarter helped increase earnings by $0.12 per share compared to the year-ago period.

•
The effects of weather variations improved results by $0.02 per share compared to the year-ago period. The average high temperature in the second quarter was 97.0 degrees - 2.6 percent higher than last year’s quarter and 1.7 percent higher than normal based on a rolling 10-year average. The resulting impact was that residential cooling degree-days (a measure of the effects of weather) were 14 percent greater than in last year’s second quarter and 13 percent more than normal 10-year averages.

•	The net effect of miscellaneous items increased earnings $0.03 per share.

Financial Outlook
The company plans to issue 2017 guidance after a final decision by the Arizona Corporation Commission in Arizona Public Service Co.’s pending rate review, which is expected later this summer.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s 2017 second-quarter results, as well as recent developments, at noon ET (9 a.m. AZ time) today, Aug. 3. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Thursday, Aug. 10, 2017, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering conference ID number 15960.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of nearly $17 billion, about 6,200 megawatts of generating capacity and 6,300 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to nearly 1.2 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume,” “project” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•	our ability to manage capital expenditures and operations and maintenance costs while maintaining high reliability and customer service levels;

•
variations in demand for electricity, including those due to weather, seasonality, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant and transmission system performance and outages;

•	competition in retail and wholesale power markets;

•	regulatory and judicial decisions, developments and proceedings;

•
new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory policy, nuclear plant operations and potential deregulation of retail electric markets;

•	fuel and water supply availability;

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on and of debt and equity capital investment;

•	our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•	current and future economic conditions in Arizona, including in real estate markets;

•	the development of new technologies which may affect electric sales or delivery;

•	the cost of debt and equity capital and the ability to access capital markets when required;

•	environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;

•	volatile fuel and purchased power costs;

•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other post-retirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;

•	potential shortfalls in insurance coverage;

•	new accounting requirements or new interpretations of existing requirements;

•	generation, transmission and distribution facility and system conditions and operating costs;

•	the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;

•
the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations; and

•	restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in Part II, Item 1A in of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2017	2016	2017	2016

Operating Revenues	$ 944,587	$ 915,394	$ 1,622,315	$ 1,592,561

Operating Expenses
Fuel and purchased power	254,611	274,848	467,006	496,133
Operations and maintenance	214,013	242,279	433,989	485,474
Depreciation and amortization	125,739	123,073	253,366	242,549
Taxes other than income taxes	44,289	42,117	88,125	84,618
Other expenses	1,706	1,329	2,094	1,877
Total	640,358	683,646	1,244,580	1,310,651

Operating Income	304,229	231,748	377,735	281,910

Other Income (Deductions)
Allowance for equity funds used during construction	10,456	10,369	19,938	20,885
Other income	484	197	964	314
Other expense	(3,822)	(2,842)	(7,502)	(6,880)
Total	7,118	7,724	13,400	14,319

Interest Expense
Interest charges	54,969	52,849	106,833	103,593
Allowance for borrowed funds used during construction	(4,906)	(5,301)	(9,378)	(10,528)
Total	50,063	47,548	97,455	93,065

Income Before Income Taxes	261,284	191,924	293,680	203,164

Income Taxes	88,967	65,742	93,178	67,656

Net Income	172,317	126,182	200,502	135,508

Less: Net income attributable to noncontrolling interests	4,874	4,874	9,747	9,747

Net Income Attributable To Common Shareholders	$ 167,443	$ 121,308	$ 190,755	$ 125,761

Weighted-Average Common Shares Outstanding - Basic	111,797	111,368	111,763	111,336

Weighted-Average Common Shares Outstanding - Diluted	112,345	112,004	112,270	111,930

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 1.50	$ 1.09	$ 1.71	$ 1.13
Net income attributable to common shareholders - diluted	$ 1.49	$ 1.08	$ 1.70	$ 1.12